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                                                                  EXHIBIT (p)(2)

                                 CODE OF ETHICS
                         CITISTREET FUNDS MANAGEMENT LLC

1        Definitions

         1.1 "Access Person" means (a) any director or officer of CFM; (b) any supervised person of CFM who has access to non-public information regarding CFI's purchase or sale of securities, or non-public information regarding the portfolio holdings of any Reportable Fund; or (c) any supervised person of CFM who is involved in making securities recommendations to CFI, or who has access to such recommendations that are non-public.

         1.2 "Automatic Investment Plan" means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

         1.3      "CCO" means the Chief Compliance Officer of CFM.

         1.4      "CFI" means CitiStreet Funds, Inc.

         1.5      "CFM" means CitiStreet Funds Management LLC.

         1.6 "Beneficial ownership" is to be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934. Any report submitted under this Code may contain a statement declaring that the report will not be construed as an admission that the person making the report has any direct or indirect beneficial ownership in the Covered Security to which the report relates. A person need not make a report under this Code with respect to transactions effected for, and Covered Securities held in, any account over which the person has no direct or indirect influence or control.

         1.7 "Covered Security" means any security (as that term is defined under the Investment Company Act of 1940) and any financial instrument related to a security, including options on securities, future contracts, options on future contracts and any other derivative; except that "Covered Security" does not include: direct obligations of the Government of the United States; bankers' acceptances; bank certificates of deposit; commercial paper; high-quality short-term debt instruments, including repurchase agreements; shares issued by money market Funds; shares issued by open-end Funds other than Reportable Funds; shares issued by unit investment trusts that are invested exclusively in one or more open-end Funds, none of which are Reportable Funds; and securities issued by Citigroup Inc. or State Street Corporation.

         1.8 "Fund" means an investment company registered under the Investment Company Act of 1940.
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         1.9      "Initial Public Offering" means an offering of securities
                  registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

         1.10 A "personal securities transaction" is a transaction involving a Covered Security in which the Access Person has or acquires any direct or indirect beneficial ownership in the Covered Security.

         1.11 "Private Placement" means an offering that is exempt from registration pursuant to Section 4(2) or Section 4(6) of the Securities Act of 1933 or pursuant to Rule 504, Rule 505 or Rule 506 under the Securities Act of 1933.

         1.12 A "purchase or sale for his or her own account" is a purchase or sale in which the person has or acquires any direct or indirect beneficial ownership in the Covered Security, and includes, among other things, the writing of an option to purchase or sell a Covered Security.

         1.13 "Reportable Fund" means (a) CFI; and (b) any Fund whose investment adviser or principal underwriter controls CFM, is controlled by CFM, or is under common control with CFM.

2        Statement of General Principles

         2.1 All Access Persons owe a fiduciary duty to CFI and its shareholders. Accordingly, Access Persons shall place the interests of CFI shareholders first.

         2.2 All Access Persons shall comply with the federal securities laws. Any questions regarding the requirements of the federal securities laws should be directed to the CCO. Any violations of the federal securities laws or this Code shall be promptly reported to the CCO.

         2.3 Each Access Person shall handle his or her personal securities transactions in such a manner as to avoid any actual or potential conflict of interest or any abuse of his or her position of trust and responsibility. No Access Person shall take inappropriate advantage of his or her position.

         2.4 All Access Persons shall act in accordance with both the letter and the spirit of this Code.

         2.5 It will be considered a violation of this Code to do indirectly that which is prohibited directly. For example, it will be considered a violation of this Code to do indirectly through options, futures or other derivatives that which is prohibited directly through transactions in securities themselves.


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         2.6      This Code is to be interpreted consistent with the Securities and Exchange Commission's rules governing codes of ethics.

3        Initial Public Offerings

         3.1 An Access Person shall not acquire any securities in an Initial Public Offering without written prior approval from the CCO. This prior approval shall take into account, among other factors, whether the investment opportunity should be reserved for CFI, and whether the opportunity is being offered to the Access Person by virtue of his or her relationship with CFI.

4        Private Placements

         4.1 An Access Person shall not acquire any securities in a Private Placement without written prior approval from the CCO. This prior approval shall take into account, among other factors, whether the investment opportunity should be reserved for CFI, and whether the opportunity is being offered to the Access Person by virtue of his or her relationship with CFI.

         4.2 An Access Person who has been authorized to acquire securities in a Private Placement shall disclose that investment when he or she plays a part in any subsequent consideration by CFI of an investment in the issuer. In such circumstances, CFI's decision to purchase securities of the issuer shall be subject to an independent review by persons with no personal interest in the issuer.

5        Gifts

         5.1 An Access Person shall not receive any gift or other thing of more than de minimis value from any person or entity that does business with or on behalf of CFI.

6        Service as a Director

         6.1 An Access Person shall not serve on the board of directors of any publicly traded company, without prior written authorization from the CCO. The CCO shall authorize such board service only if he or she determines that such board service is consistent with the interests of CFI and its shareholders.

7        Initial Holdings Report

         7.1 Each person who becomes an Access Person shall submit to the CCO not later than 10 days after the person becomes an Access Person an initial holdings report containing the following information: (a) the title and type of security, and as applicable the exchange ticker symbol of CUSIP number, number of shares and principal amount of each Covered Security in which the Access Person had any direct


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                  or indirect beneficial ownership; (b) the name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person; and (c) the date that the report is submitted by the Access Person. The information in the Initial Holdings Report must be current as of a date no more than 45 days prior to the date the person becomes an Access Person. The initial holdings report applies only to a person who became an Access Person on or after March 1, 2000.

         7.2      Access Persons shall use a form agreed to by the CCO.

8        Annual Holdings Report

         8.1 On or before January 30 of each year, each Access Person shall submit an annual holdings report with the following information (as of December 31 of the previous year): (a) the title and type of security, and as applicable the exchange ticker symbol of CUSIP number, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership; (b) the name of any broker, dealer, or bank with whom the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person; and (c) the date that the report is submitted by the Access Person. The first annual holdings report shall be submitted on or before January 30, 2001 and shall provide information as of December 31, 2000.

         8.2      Access Persons shall use a form agreed to by the CCO.

9        Quarterly Reports

         9.1 Each Access Person shall submit to the CFM Compliance Officer a quarterly report of all personal securities transactions during the previous calendar quarter. Each quarterly report shall contain the following information:

                  (a) with respect to any transaction during the quarter in a Covered Security in which the Access Person had any direct or indirect beneficial ownership: (1) the date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Covered Security involved; (2) the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition); (3) the price of the Covered Security at which the transaction was effected; (4) the name of the broker, dealer or bank with or through which the transaction was effected; and (5) the date that the report is submitted by the Access Person; and

                  (b) with respect to any account established by the Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person: (1) the name of the broker, dealer or bank with whom the Access Person


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                  established the account; (2) the date the account was
                  established; and (3) the date that the report is submitted by the Access Person.

         9.2 An Access Person need not report on his or her quarterly report transactions effected pursuant to an Automatic Investment Plan.

         9.3 Access Persons shall use a form agreed to by the CCO. The quarterly reports shall be submitted no later than 30 days after the end of the calendar quarter.

10       Certification of Compliance

         10.1 All Access Persons shall certify annually that they have read and understand this Code and recognize that they are subject to it.

         10.2 All Access Persons shall certify annually that they have complied with the requirements of this Code and that they have disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of this Code.

         10.3 The CCO shall provide a copy of this Code and any amendments to each Access Person. Each Access Person, upon receipt of the Code or any amendments, shall provide to the CCO a written acknowledgement of his or her receipt of the Code or amendment, as applicable.

11       Post-Trade Monitoring

         11.1 The CCO shall promptly review the submitted reports for compliance with this Code and for any apparent trading irregularities. That review shall include comparing the personal securities transactions with the transactions of CFI.

         11.2 Should the CCO detect a potential violation of this Code or any apparent trading irregularity, he or she shall take whatever steps he or she deems appropriate under the circumstances to investigate the potential violation or trading irregularity. All Access Persons shall cooperate with any such investigation.

         11.3 For any violation of this Code, CFM may impose such sanctions as it deems appropriate in the circumstances. In addition, sanctions may be imposed by the CFI Board. Sanctions may include a requirement that the person disgorge any profits on a trade determined to be in violation of this Code.


Adopted: October 30, 2000

Revised: January 31, 2005


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